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                                                                    EXHIBIT 99.1
                        [LETTERHEAD OF HOMEBASE, INC.]

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HomeBase Completes $100 Million Private Placement of Convertible Debt

IRVINE, Calif.--(BUSINESS WIRE)--Nov. 17, 1997--HomeBase Inc. (NYSE:HBI
 - news) Monday announced it has completed the private placement of $100 million, 5.25 percent convertible subordinated notes due Nov. 1, 2004, through a Rule 144A/Regulation S offering.

The notes are non-callable for three years and convertible into shares of HomeBase common stock at a conversion price of $10.2175 per share.

Net proceeds from the offering will be used for the remodel of 17 existing stores, with completion expected in the spring of 1998, for capital expenditures in conjunction with new store openings planned over the next three years, and for working capital and other general corporate purposes.

Allan Sherman, president and chief executive officer, said: "We are excited to get started with the previously announced accelerated remodel and store-opening program. With interest rates holding at moderate levels, signs of turn around in the Southern California housing market and the home improvement industry continuing to grow at a healthy rate, we feel now is the time to take action and seize the growth opportunities that will strengthen our market position in the western United States."

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The company also amended its credit agreement with four major banks to permit revolving loans and letters of credit up to an aggregate of $90 million. The agreement is effective through July 9, 2000. Total revolving loans and letters of credit will be limited to 70 percent of the eligible accounts receivable and 60 percent of the eligible inventories less certain reserves. The new agreement includes a $40 million sub-facilities for letters of credit. The banks under the credit facility hold a first priority security interest in all accounts receivable and inventory of the company, as well as in the capital stock of the company's subsidiaries. The company expects to use the credit agreement proceeds for seasonal working capital needs and general corporate purposes.

With headquarters in Irvine, HomeBase was founded in 1983 and operates
85 home improvement warehouses in 10 western states. HomeBAse (formerly
Waban Inc.) is traded on the New York Stock Exchange under the symbol
"HBI" and can be located on the Internet at http://www.homebase.com.
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Except for the historical information, the matters discussed in this document are forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those
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expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, the company's ability to execute its accelerated remodel and store-opening plan, and the factors under the heading "Risk Factors" in the company's Proxy Statement/Prospectus for the 1997 Annual Meeting of Stockholders and the company's Current Report on Form 8-K dated Nov. 12, 1997, as well as risk factors detailed in the company's other filings with the Securities and Exchange Commission.